EXHIBIT 10.4

MINING LEASE AGREEMENT

The Mining Lease Agreement (“Agreement”) is made and entered into by and between Shoshone Silver Mining Co., an Idaho corporation, and Sterling Mining Co., an Idaho corporation.

RECITALS

A.	Shoshone is the owner of and in possession of certain unpatented mining claims situated in Shoshone County, Idaho described in Exhibit A attached to and by this reference incorporated in this agreement.

B.	Shoshone desires to grant to Sterling certain rights in and to a portion of two (2) unpatented mining claims.

C.	Sterling desires to examine the mineral potential of a portion of two (2) unpatented mining claims and possibly to develop commercial mines thereon.

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

1.	Definitions: The following defined terms, wherever used in this Agreement, shall have the meanings described below:

	1.1.	“Effective Date” shall mean January 19, 2004.

	1.2.	“Shoshone” shall mean Shoshone Silver Mining Co.

	1.3.	“Sterling” shall mean Sterling Mining Co.

	1.4.	“Lease Year” shall mean each one (1) year period following the Effective Date and each anniversary of the Effective Date.

	1.5.	“Minerals” shall mean gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other mineral elements and mineral compounds, and geothermal resources, whether the same are known to exist on the Property or are discovered on the Property after the Effective Date and regardless of the method of extraction, mining, or processing the same, whether known to exist or invented or developed after the Effective Date.

	1.6.	“Exploration and Mining Operations” shall mean every kind of work done on or in respect of the Property or the product derived from the same including, but not limited to, the work of assessment; geophysical, geochemical and geological surveys; studies and mapping; drilling, tunneling and shaft-sinking.

	1.7.	“Net Proceeds” shall mean the net proceeds calculation as provided for in Exhibit B of this Agreement.

	1.8.	“Ore” shall mean materials from the Property, the nature and composition of which, in the sole judgment of Sterling justifies either (a) mining or removing from place and shipping and selling the same, or delivering the same to a processing plant for physical or chemical treatment; or (b) leaching in place.

1.9.	“Product” shall mean: (a) all Ore shipped and sold prior to treatment; and (b) all concentrates, precipitates and products produced by or for Sterling from Ore.

1.10.	“Property” shall mean a portion of an unpatented mining claim described in Exhibit A of this Agreement.

1.11.	“Waste” shall mean all earth, rock or any other material mined or removed from the Property during the term of this Agreement, but which is not Ore.

2.	Grant of Exploration Privilege, Leases, Uses and Water Rights:

	2.1.	Grant of Exploration Privilege: Subject to the terms and conditions of this Agreement and to the extent permitted by applicable federal, state and local laws, regulations and ordinances, Shoshone grants to Sterling the exclusive right and privilege to enter on the Property for the purposes of exploration and prospecting for minerals, mineral substances, metals, ore-bearing materials and rocks of every kind, including the right of ingress and egress for personnel, machinery, equipment, supplies and products and the right to use so much of the surface and water located thereon as may be reasonable needed for such purposes.

	2.2.	Lease: Subject to the terms and conditions of this Agreement and to the extent permitted by applicable federal, state and local laws, regulations and ordinances, Shoshone leases exclusively to Sterling the Property for the purposes of development, production, removal and sale of all Minerals, mineral substances, metals, ore-bearing materials and rocks of every kind. The rights subject to this Agreement include all the right, title and interest of Shoshone in the Property, lands and mining claims described in this Agreement, including, but not limited to, the surface and subsurface, all Ores, Minerals, mineral elements and compounds, and mineral rights; all water and water rights; geothermal resources and geothermal water, in, upon and under the Property; all of the interests of Shoshone in all options, contracts, easements and rights-of-way reserved or granted in, upon or pertaining to the Property; and all tenements, hereditaments and appurtenances.

	2.3.	Uses: Sterling is granted the right, in so far as Shoshone may lawfully grant the right, to use the Property including, but without being limited to, the full right, authority and privilege of placing and using excavations, open pit mines, injection and production wells, openings, shafts, ditches and drains, and of constructing, erecting, maintaining, using and, at its election, removing any and all buildings, structures, plants, roadways, pumps, pipelines, electrical power lines and facilities, stockpiles, waste piles, heap leach pads, tailings ponds and facilities, settling ponds, and all other improvements, property and fixtures for mining, removing, beneficiating, concentrating, smelting, extracting, leaching (in place or otherwise), refining and shipping of Ores, Minerals or Product, or for any incidental activities, whether presently contemplated or known to be used in the mining, extraction, production or processing of Minerals, water or geothermal resources, or energy resources, or to any of the rights or privileges of Sterling hereunder. Sterling is further granted the right, insofar as Shoshone lawfully may grant the right, to divert streams, to remove lateral and subjacent supports, to use, cave, subside, consume, or destroy the surface of any part thereof, to deposit earth, rocks, waste lean Ore and materials on any part of the Property, to leach the same, and to commit waste.

	2.4.	Water Rights: Shoshone leases to Sterling all of Shoshone’s water rights appurtenant to the Property. Subject to the regulations of the state in which the Property is situated concerning the appropriation and taking of water, Sterling shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by Sterling in its operations on the Property.

3.	Relationship of the Parties:

	3.1.	Limitation: Sterling’s performance of its duties and obligations under this Agreement shall not obligate Sterling to perform any additional services to Shoshone. Sterling may, without notice to Shoshone, explore, conduct geological, geochemical and geophysical investigations, sample, drill or otherwise explore for, in the manner and to the extent that Sterling, in its sole discretion, deems advisable, to locate and develop Ores, Minerals and Metal in and on the Property. Sterling may, in its sole discretion and without notice to Shoshone terminate its exploration, development, mining, and processing activities on the Property and commence reclamation as required by applicable laws, regulations and the terms and conditions of any governmental plan of operations, permit, license or approval. Only the express duties and obligations described in this Agreement are binding upon Sterling.

	3.2.	No Partnership: This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any partnership, mining partnership or other partnership relationship, or fiduciary relationship between them, for any purpose whatsoever.

	3.3.	Competition: Except as expressly provided in this Agreement each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort whatsoever outside the Property or outside the scope of this Agreement whether or not competitive with the endeavors contemplated herein without consulting the other or inviting or allowing the other therein. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any money, property, interest or right offered to it outside the scope of this Agreement.

4.	Term: The term of this Agreement shall be from the Effective Date for twenty (20) years unless terminated or canceled, and for so long thereafter as Sterling produces or processes minerals from the Property.

5.	Minimum Work Obligations:

	5.1.	Sterling shall undertake a four (4) year Exploration and Mining Operation project, in such manner as Sterling in its sole discretion shall determine, on the Property. Such Exploration and Mining Operations shall begin within five (5) years of the Effective Date of this Agreement. The minimum amount of expenditures shall be $50,000 in the first year, $75,000 in the second year and $100,000 in each of the third and fourth years. Sterling may choose to forego Exploration and Mining Operation in any or all years provided cash payments equal to the minimum expenditures are tendered to Shoshone by the end of the Lease Year in which Exploration and Mining Operation would have been performed.

6.	Payments: Sterling shall make the following payment to Shoshone:

	6.1.	Production Royalty: Sterling shall pay to Shoshone a production royalty equal to ten percent (10%) of the Net Proceeds from the production of Minerals from the Property and $1,000 per year minimum Net Proceed Royalty. Payment of Net Proceed Royalty shall commence at the beginning of the fifth Lease Year. Payments of the Net Proceeds shall be made in accordance with the provisions of Exhibit B hereto.

	6.2.	Method of Payment: All payments made by Sterling to Shoshone shall be paid in accordance with the provisions of Exhibit B hereto.

	6.3.	Audit: Shoshone or its authorized agents shall have a right to audit and inspect Sterling’s accounts and records used in calculating production royalty payments, which right may be exercised as to each payment at any reasonable time during a period of ninety (90) days from the date on which the payment was made by Sterling. If no such audit is performed during such period, such accounts, records and payments shall be conclusively deemed to be true, accurate and correct.

7.	Compliance with the Law: The exercise by Sterling of any rights, privileges, grants and uses under this Agreement shall confirm at all times with the applicable laws and regulations of the state in which the Property is situated and the United States of America. Sterling shall be fully responsible for compliance with all applicable federal, state and local reclamation statutes, regulations and ordinances relating to such work, all at Sterling’s cost, and Sterling shall indemnify and hold harmless Shoshone from any and all claims, assessments, fines and actions arising from Sterling’s failure to perform the foregoing obligations. Shoshone agrees to cooperate with Sterling in Sterling’s application for governmental licenses, permits and approvals, the costs of which shall be borne by Sterling.

8.	Mining Practices; Inspection of Data: Reports:

	8.1.	Inspection of Data: During the term of this Agreement, Sterling shall have the right to examine non-interpretive factual data regarding the Property in Sterling’s possession during reasonable business hours and upon prior notice, provided, however, that the rights of Shoshone to examine such data shall be exercised in a manner such that such inspection does not unreasonable interfere with the operations of Sterling.

	8.2.	Reports: Sterling shall deliver to Shoshone, on or before the nineteenth (19th ) day after the end of each calendar year, a summary report of all exploration or development work conducted by Sterling on the Property for the previous year. Notwithstanding the foregoing, Sterling shall not be required in its reports to disclose proprietary information or information concerning, or which might tend to reveal, processes, techniques or equipment which Sterling is under a contractual obligation not to reveal.

	8.3.	Measurement Analysis: Sterling shall measure Ore and grade and take and analyze samples in accordance with industry practice, and shall keep accurate records thereof as a basis for computing the production royalty payments. These records shall be available for inspection and copy by Shoshone at all reasonable times subject to the provisions of this Agreement regarding accounts, records and payments.

9.	Measurement Analysis: Sterling shall keep accurate records of the sale or shipment of Product from the Property, and these records shall be available for inspection and copy by Shoshone at all reasonable times.

10.	Consolidation of Operations:

	10.1.	Cross Mining: Sterling is granted the right to mine and remove Ore, Minerals, Product and materials from the Property through or by means of shafts, openings or pits which may be in or upon adjoining or nearby lands owned or controlled by Sterling. Sterling may use the Property and any shafts, openings and pits on the Property for the mining, removal, treatment and transportation of ores and materials from adjoining or nearby lands, or for any purpose connected with such activities. Sterling shall have the right to treat or process, in any manner (including in situ or solution mining), any Ore, Minerals, material and products mined or produced from the Property and from other lands. Such treatment may be conducted wholly or in part at facilities established or maintained on the Property of on other lands. The tailings and residue from such treatments shall be deemed waste and may be deposited on the property or on other lands and Sterling shall have no obligation to remove such waste from the property, nor to return to the property waste resulting from the processing of ores or materials from the property.

	10.2.	Unitization: Sterling’s operations on the Property and its operations on other lands may be conducted upon the Property and upon any and all such other lands as a single mining operation, to the same extent as if all such properties constituted a single tract of land.

	10.3.	Boundary Areas: Shoshone waives all rights, statutory and otherwise, to require Sterling to maintain adjacent support for the Property and any contiguous property owned, leased, or controlled by Sterling or any other party. Shoshone waives its right to prohibit Sterling from mining within any minimum distance of any boundary line of the Property and contiguous lands and grants to Sterling the authority to enter agreements with the owners of contiguous properties so as to allow mining of all ores located on or under the boundary of the Property. Sterling shall secure the necessary consents and agreements from the owners of contiguous properties and the requisite approvals of any governmental authorities.

11.	Stockpiling:

	11.1.	Stockpiling: To the extent permitted by applicable federal, state and local laws, regulations and ordinances, Sterling shall have the right to stockpile on the Property or on other lands any Ore, Minerals, Materials or Waste mined or produced from the Property at such place or places as Sterling may elect, without the obligation to remove them from where stockpiled or to return them to the Property. The stockpiling of Ore or materials from the Property on other lands shall not be deemed a removal or shipment thereof requiring payment in respect of Shoshone interest. Shoshone agrees to recognize the rights and interests of others in such ores, materials and waste stockpiled on the Property and to permit their removal by Sterling or the owner of such ores and materials.

	11.2.	Waste: Waste, overburden, surface stripping and other materials from the Property may be deposited on or of the Property. Nothing in this Section shall limit the provisions of this Agreement concerning stockpiling Product on or off the Property.

12.	Mixing: Sterling shall have the right to commingle Ore from the Property or from other properties. Before commingling, the Ore from the Property and other ore shall be measured and sampled by Sterling in accordance with sound mining and metallurgical practice for mineral content. Representative samples of Ore and other ores shall be retained by Sterling, and assays of these samples shall be made before commingling to determine the mineral content of each ore. Detailed records shall be kept by Sterling showing measurements, assays of mineral content and gross mineral content of the Ore and other ore and such records shall be made available to Shoshone at all reasonable times for examination and copy.

13.	Treatment: Sterling shall have the right, but shall not be required, to beneficiate, concentrate, smelt, refine, leach and otherwise treat, in any manner, any Ore, Product and materials mined or produced from the Property and from other lands. Such treatment may be conducted wholly or in part at a plant or plants established or maintained on the Property or on other lands. The tailings and residue from such treatment may be deposited on the property or on other lands. Shoshone shall have no right, title or interest in said tailings or residue.

14.	Scope of Agreement: This Agreement shall extend to and include only the Property described in this Agreement, and the Exhibits of this Agreement and all covenants, obligations, representations and warranties as herein provided for.

15.	Compliance with Federal Land Policy and Management Act, Annual Assessment Work, Patent Application, and Conversion of Claims:

	15.1.	Compliance with Federal Land Policy and Management Act: Shoshone represents and warrants that (a) all of the mining claims have bee posted in accordance with the mining laws of the United States and the State of Idaho and in accordance with local customs, rules and regulations; and (b) none of the mining claims are subject to invalidation or forfeiture as a result of any failure to comply with the Federal Land Policy and Management Act of October 21, 1976 (as amended) (“FLPMA”) and the regulations promulgated there under or a result of any other act or omission of Shoshone.

15.2.	Annual Assessment Work: Beginning with the annual assessment work period ending September 1, and for each annual assessment work period commencing during the term of this Agreement, Sterling shall perform for the benefit of the Property work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements of all applicable federal, state and local laws, regulations and ordinances, and shall prepare evidence of the same in a form proper for recordation and filing, and shall timely record and/or file such evidence in the appropriate federal, state and local office as required by applicable federal, state and local laws, regulations and ordinances, provided that if Sterling elects to terminate this Agreement before July 1 of any year, it shall have no further obligation hereunder to perform annual assessment work no to prepare, record and/or file evidence of the same with respect to that year.

15.3.	Patent Application: Sterling may, at its expense, seek to patent, in Shoshone’s name, any and all of the unpatented mining claims part of the Property. Shoshone pledges full cooperation to Sterling in executing any documents necessary to accomplish patenting if so desired by Sterling. If Sterling begins patent proceedings and Sterling desires to discontinue them, or if this Agreement is terminated while patent proceedings are pending, Sterling shall have no further obligation with respect thereto, except to pay any unpaid expenses accrued in such proceedings prior to its request to discontinue, or prior to termination, whichever occurs first. If the patent application results in cancellation of any unpatented claims, Sterling shall not be liable for any claims, losses or damages resulting from such cancellation. Shoshone appoints Sterling as Shoshone’s lawful attorney-in-fact for the purpose of patent applications. All patents shall be part of the Property and the parties will promptly after issuance of each patent execute and deliver an addendum to this Agreement and a memorandum of this Agreement to such effect.

15.4.	Conversion of Claims: If the mining laws applicable to the unpatented mining claims subject to this Agreement are amended or repealed, and in either case the interests of Shoshone in the unpatented mining claims are converted or authorized to be converted, the interest of Sterling in the unpatented mining claims, as amended or converted, shall be subject to and shall constitute the Property subject to this Agreement. If pursuant to any amendment of the mining laws Shoshone is granted the right to convert its interest in the unpatented mining claims comprising the Property to a permit, license, lease, or other right or interest, Sterling may, in Sterling’s discretion and in Shoshone’s name, elect such conversion. Shoshone shall bear the cost of the application for such conversion, however, Sterling shall, during the term of this Agreement, pay all periodic payments required to preserve or maintain such converted interest, including, without limitation, permit, license, lease, holding fees, or other periodic payments. Any and all production royalties or fees based on or assessed against production of Minerals from the Property which are paid by Sterling to the United States shall be credited in Sterling’s favor against Sterling’s production royalty payment obligations owed to Shoshone. On the grant or issuance of such converted interest or rights the parties shall execute and deliver an addendum to this Agreement by which such converted interest or rights are expressly made subject to this Agreement.

16.	Liens and Notices of Non-Responsibility: Shoshone and Sterling agree to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done, made or caused by them, and to pay all indebtedness and liabilities incurred by or for them which may or might become a lien, charge or encumbrance against the Property before such indebtedness and liabilities shall become a lien, charge or encumbrance; except that Sterling need not discharge or release any such lien, charge or encumbrance so long as Sterling is contesting the same. The parties agree that Shoshone shall be informed immediately of the execution of this Agreement by Sterling in order that Shoshone can property and timely record a notice of non-responsibility in the office of the county recorder of the county in which the Property is located. Nothing herein shall be construed to prevent Sterling from Assigning, pledging, encumbering or otherwise transferring its interest in this Agreement or the Property for the purpose of acquiring financing for its activities or operations on the Property, or for any other purpose, which acts are expressly authorized.

17.	Taxes:

	17.1.	Claim Fees: Sterling shall pay all claim fees associated with the Property.

	17.2.	Personal Property Taxes: Each party shall pay all taxes assessed against such party’s personal property, improvements or structures placed or used on the Property.

	17.3.	Income Taxes: Sterling shall not be liable for any taxes levied on or measured by income, or other taxes applicable to Shoshone, based upon payments under this Agreement or based upon the production of Minerals, Ore or Product from the Property.

	17.4.	Delivery of Tax Notices: If Shoshone receives tax bills or claims which are Sterling’s responsibility, Shoshone shall promptly forward them to Sterling for appropriate action, and if they are not received by Sterling at least ten (10) business days before any payment is due, Sterling shall not be responsible for any interest, penalty, charge, expense, or other liability arising from late payment. Shoshone agrees to indemnify and save harmless Sterling from all of the interests, penalties, charges, expense or liabilities that may be incurred by Sterling from time to time as a result of Shoshone failure to promptly forward tax bills or claims to Sterling.

18.	Inspection: Shoshone or Shoshone’s duly authorized representatives shall be permitted to enter on the Property, and the workings of Sterling thereon at all reasonable times for the purpose of inspection and Shoshone shall have the right to take samples of material from the Property for the purpose of assuring property and accurate determination and payment of the production royalty, but they shall enter on the Property at their own risk and in such a manner as no to unreasonably hinder, delay or interfere with the operations of Sterling. Shoshone shall indemnify and hold Sterling harmless from any and all damages, claims or demands arising out of injury to Shoshone, Shoshone’s agents or representatives, or any of them, on the Property or on the approaches thereto.

19.	Title Information and Data: At any time during the term hereof, upon written request by Sterling, Shoshone forthwith shall obtain and deliver to Sterling copies of all title documents affecting the Property which Shoshone has in its possession or available to it, including copies of any plats and field notes of surveys of the Property. Shoshone agrees to make available to Sterling copies of any exploration data, assays, logs, maps, geological, geochemical and geophysical surveys and reports that Shoshone may have in its possession, without charge.

20.	Representation of Title:

	20.1.	Unpatented Mining Claims: With respect to the Property, Shoshone covenants, represents and warrants, which covenants, representations and warranties shall survive termination of this Agreement, that: (a) Shoshone holds the entire and undivided legal and equitable interest in the Property, subject to the paramount title of the United States and other matters of title disclosed in this Agreement; (b) Shoshone has good right and full power to lease and to convey the interests described in this Agreement; (c) the Property is free and clear of all liens, claims and encumbrances except as otherwise provided in the Agreement; (d) Shoshone shall not commit any act or acts which will encumber or cause a lien to be placed on the Property.

	20.2.	Escrow of Patents Pending Dispute: If at any time while this Agreement is in force and effect a third party asserts a claim of ownership in the Property or the Minerals which is adverse to the interest of Shoshone or if Sterling is advised by legal counsel for Sterling that it appears that a third party may have such a claim, Sterling may deposit any payments which would otherwise be due to Shoshone hereunder into escrow and give notice of such deposit to Shoshone. In the event of a dispute as to ownership of the Property, the Minerals, the surface of the Property, or the production royalties, payment of production royalties may be deferred until twenty (20) days after Sterling is furnished satisfactory evidence that such dispute has been finally settled and all provisions as to keeping this Agreement in force shall relate to such extended time for payment.

21.	Covenant, Warranties and Representations: Each of the parties covenants, warrants and represents for itself as follows:

	21.1.	Compliance with Laws: That it has complied with all applicable laws and regulations of any governmental body, Federal, state or local regarding the terms of this Agreement and the performance thereof.

	21.2.	No Pending Proceedings: That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

	21.3.	Authority: That it has the full right, title and authority to enter into this Agreement and to perform the same in accordance with terms, and neither this Agreement, nor its performance, violates or constitutes a default under the provisions of any other agreement to which it is a party or to which it is bound.

	21.4.	Commissions: Finder’s Fees: That it has not utilized the services of a broker or a finder in the negotiation and/or execution of this Agreement, and that it has not incurred any obligation to pay a broker’s commission or finder’s fee upon the execution and consummation hereof.

	21.5.	Costs: That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

22.	Shoshone’s Covenants, Representations and Warranties: Shoshone covenants, represents and warrants as follows:

	22.1.	Noninterference: Shoshone hereby covenants that Shoshone will not do or permit to be done any act, which would or might hinder or impair the rights of Sterling to exercise any right granted to Sterling under this Agreement or to acquire all right, title and interest in and to the Property.

	22.2.	Estoppel Certificate: On written request from Sterling, and so long as Sterling is not in default under this Agreement, Shoshone will execute and deliver to Sterling an estoppel certificate, in form acceptable to Sterling, whereby Shoshone confirms that the Agreement is in full force and effect and that there are no defaults by Shoshone or Sterling under the lease.

	22.3.	Environmental Conditions: Shoshone is not aware of nor has it received notice from any governmental agency of any condition existing on the Property or created by Shoshone which is or might be a violation of any applicable law, regulation or ordinance.

	22.4.	Non-Foreign Status: Shoshone is not a “foreign person” as defined under Section 1445(f) of the Internal Revenue Code.

23.	Termination by Shoshone: In the event of any default or failure by Sterling to comply with any of the covenants, terms or conditions of this Agreement, Shoshone shall be entitled to give Sterling written notice of the default, specifying details of the same. If such default is not remedied within sixty (60) days after receipt of the notice provided the same can reasonably be done within that time, or, if not, if Sterling has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, then this Agreement shall be deemed canceled and terminated effective on the sixtieth (60th ) day after the receipt of the notice, provided, that Shoshone, prior to the expiration of said sixty (60) day notice period, has re-conveyed the Property to the original owners, their heirs or assigns. Termination shall not be based on default or on a failure to remedy the same, which results from any cause beyond the reasonable control of Sterling, including, without limitation, the force major provisions of this Agreement.

24.	Termination by Sterling: Sterling may terminate this Agreement at any time, for any reason by giving written notice to Shoshone. Sterling agrees that upon termination it shall make any and all required payments and remunerations to Shoshone based on a full Lease Year and not on a pro-rated basis.

25.	Removal of Equipment: Sterling shall have six (6) months after termination of this Agreement to remove from the Property all buildings, structures, and equipment, and to restore or diligently act to restore the property to an environmentally acceptable state as may be required by local, state or Federal authorities. Any buildings, structures or equipment, including personal property, remaining on the Property after the time described in this Section shall be deemed to be owned by Shoshone with no further action on part of the parties.

26.	Data: Upon termination of this Agreement Shoshone shall have the right to request a copy of all non-interpretive factual data regarding the Property in Sterling’s possession at the time of termination. Sterling agrees that it will within thirty (30) days after receipt of a timely written demand by Shoshone deliver to Shoshone a copy of all such non-interpretive factual data. Sterling shall have no liability on account of any such information received or acted on by Shoshone or any other party to whom Shoshone delivers such information. Shoshone must exercise its right to request the information referred to herein in writing and must give such written request within thirty (30) days after termination of this Agreement, and absent such timely written demand, Sterling shall have no obligation under this Section to provide such information.

27.	Confidentiality: The data and information, including the terms of this Agreement, coming into the possession of Shoshone by virtue of this Agreement, shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under the laws and regulations of the United States or any state or local government or any country, or under the rules land regulations of any stock exchange on which stock of any party, or the parent or affiliates of any party, is listed. Shoshone agrees with respect to any public announcements (other than those exceptions set forth in the preceding sentence) including the announcement of the execution of this Agreement, if any, to inform Sterling of the content of the announcement or disclosure if the other parties so desire, except that in the event any party anticipates selling or assigning all or a portion of its interest or negotiations to procure loans from third parties are undertaken, such party shall have the right to furnish information-nation to the party to which such conveyance or assignment is anticipated or with whom such negotiations for loans are undertaken, upon obtaining from such party an agreement to hold confidential any information so furnished. Nothing in this Agreement shall limit or restrict the right of Sterling to provide, deliver or release to parent companies, companies with a common parent, subsidiary companies, affiliated or related companies and/or co-venturers the data and information, including the terms of this Agreement, coming into the possession of Sterling by virtue of this Agreement.

28.	Force Majeure: The respective obligations of either party, except Sterling’s obligation to maintain the insurance and perform the annual assessment work required under this Agreement, shall be suspended during the time and to the extent that such party is prevented from compliance, in whole or in part, by war or war conditions, actual or potential, earthquake, fire, flood, strike, labor stoppage, accident, riot, unavoidable casualty, act or restraint, present or future, of any lawful authority, statute, governmental regulation or ordinance, environmental restrictions or conditions, permit or license approvals, act of God, act of public enemy, delays in transportation, or other cause of the same or other character beyond the reasonable control of such party.

29.	Disputes not to Interrupt Operations: Disputes or differences between the parties shall not interrupt performance of this Agreement or the continuation of Sterling’s operations. In the event of any dispute or difference, operations may be continued, and settlements and payments may be made in the same manner as before such dispute or difference.

30.	Memorandum Agreement: Upon execution of this Agreement, the parties shall execute and cause to be delivered a short form of this Agreement which shall be recorded in the office of the recorder of each county wherein all or part of the Property is located. The execution and recording of the memorandum of agreement shall not limit, increase or in any manner affect any of the terms of this Agreement, or any rights, interest or obligations of the parties.

31.	Notices: Any notices required or authorized to be given by this Agreement shall be in written form. Any notices required or authorized to be given by this Agreement may be sent by registered or certified delivery, postage prepaid and return receipt requested, addressed to the property party at the following address or such address as the party shall have designated to the other parties in accordance with this Section. Any notice required or authorized to be given by this Agreement shall be deemed to have been sufficiently given or served in written form if mailed as provided herein, personally delivered to the proper party, or sent by telex, telegraph, facsimile or other wire service, and actually received by such party. Such notice shall be effective on the date of receipt by the addressee party.

If to Shoshone:

Shoshone Silver Mining Co.
P.O. Box 686
Wallace, ID 83873

 If to Sterling:

Sterling Mining Co.
P.O. Box 2838
Coeur d’Alene, ID 83816

32.	Binding Effect of Obligations: This Agreement shall be binding upon and insure to the benefit of the respected parties and their heirs, successors and assigns.

33.	Whole Agreement: The parties agree that the whole agreement between them is written in this Agreement and in a memorandum of agreement of even date which is intended to be recorded. There are no terms or conditions, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement.

34.	Governing Law: This Agreement shall be construed and enforced in accordance with the laws of the state of Idaho.

35.	Multiple Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

36.	Severability: If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any law of the United states or any state, the validity of the remaining portions or provisions shall not be affected and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

37.	Bankruptcy or Insolvency Proceedings by Sterling: If Sterling be adjudged bankrupt or insolvent or shall make an assignment for benefit of creditors, this Agreement shall thereupon immediately terminate, and it being further understood and agreed that this Agreement shall not be assignable by any process of law, nor be treated as an asset of Sterling in any bankruptcy or insolvency proceedings, nor shall it pass under the control of any trustee or assignee of Sterling by virtue of any proceedings in bankruptcy or insolvency, or under any assignment by Sterling for the benefit of creditors.

38.	Assignment: Upon providing written notice to the other party in accordance with the terms of this Agreement, either party may assign its respective rights and obligations under this Agreement, provided that the assignee executes an assumption of all of the assignor’s obligations hereunder and agrees to be bound by all the terms and conditions of this Agreement. No such assignment shall in any way enlarge or diminish the right or obligations of Sterling or Shoshone hereunder. Upon the assumption by the assignee of the assignor’s obligations, the assigning party shall be fully released from and shall not be liable or responsible to the non-assigning party in any way or any duties, costs, payments or other liabilities or obligations that thereafter arise or accrue directly or indirectly under this Agreement. A fully executed memorandum of assignment in recordable form shall be provided to the non-assigning party by the assigning party.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

Shoshone Silver Mining Co:	Sterling Mining Co.:

By: /s/ Lex Smith	By: /s/ Raymond Demotte

STATE OF IDAHO
COUNTY OF ___________________________

On this  __________ day of ________________________, 2004, before me, the undersigned, a Notary Public in and for the State of Idaho duly commissioned and sworn, personally appeared ______________________ known to me or proven to me to be the person who acknowledged to me that he executed the above Mining Lease Agreement, as indicated above.

_________________________________
Notary Public
My Commission expires: ______________

STATE OF IDAHO
COUNTY OF ___________________________

On this ________day of __________________, 2004, before me, the undersigned, a Notary Public in and for the State of Idaho duly commissioned and sworn, personally appeared _______________________ known to me or proven to me to be the person who acknowledged to me that he executed the above Mining Lease Agreement, as indicated above.

_________________________________
Notary Public
My Commission expires: ______________